Exhibit 10.4

Summary of Comprehensive Credit Facility Agreement entered into between Shenzhen BAK Battery Co., Ltd and Shenzhen Branch, China Construction Bank on February 14, 2007.

Summary of main contents:

•	Contract number: No. Jie 2006 Zong 1279042

•	Maximum amount for credit facilities to be provided: RMB 150 million;

•	Loan term: tweleve months after the signature of the agreement;

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Interest rate of loan equals to the benchmark rate issued by the People’s Bank of China at the time each loan agreement/contract is signed; the interest shall be calculated on a daily basis, and is payable on the expiry date of the principal;

•	Adjustment of credit can be made by the Creditor under the any of the following:

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Breach of contract penalty: cancellation or reduction of unused credit and loan term; demand prepayment of principal and interest before maturity; publicize the breach of the Company; deduct the loan payment from the Company’s other accounts at the Creditor and its affiliates; demand additional guaranty, or take other measures that is necessary to secure the Creditor’s rights; enforcement of guaranty right; termination of the contract; compensation for the Creditor’s expenses incurred due to the Company’s breach of the contract; other measures.

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Special terms: During the term of this agreement, the Creditor is eligible to terminate the contract if the Company’s liabilities exceed 65% of its assets or its current ratio is less than 1; in the event the company uses the trust receipt facility to transact the foreign business, the applicable interest rate should be LIBOR +60BPS of the same period.

Headlines of articles omitted:

•	Definition

•	Use of Credit

•	Guaranty

•	Repayment

•	Rights and Obligations of the contractor

•	Engaging bank

•	Reserve of the Creditor’s Right

•	Notice

•	Applicable law and disputes settlement

•	Effectiveness

•	Miscellaneous

•	Statement